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EXHIBIT 12

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
                                                               YEARS ENDED DECEMBER 31,
                                                      -------- -------- -------- -------- --------
                                                        2001     2000     1999     1998     1997
                                                      -------- -------- -------- -------- --------
Earnings as Defined in Regulation S-K (A):

Income from Continuing Operations                        $394     $313     $516     $237     $195
Income Taxes (B)                                          250      208      291      156      101
Fixed Charges                                             206      210      131      256      269
                                                      -------- -------- -------- -------- --------
Earnings                                                 $850     $731     $938     $649     $565
                                                      ======== ======== ======== ======== ========

Fixed Charges as Defined in Regulation S-K (C):

Total Interest Expense                                   $206     $210     $114     $223     $232
Subsidiaries' Preferred Securities
    Dividend Requirements                                   -        -       12       25       26

Preferred Stock Dividends                                   -        -        3        5        7

Adjustment to Preferred Stock Dividends
     to state on a pre-income tax basis                     -        -        2        3        4
                                                      -------- -------- -------- -------- --------
Total Fixed Charges                                      $206     $210     $131     $256     $269
                                                      ======== ======== ======== ======== ========
Ratio of Earnings to Fixed Charges                       4.12     3.48     7.16     2.54     2.10
                                                      ======== ======== ======== ======== ========
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